FIRST AMENDMENT TO
                       OPERATING SERVICES AGREEMENT

     This First Amendment to the Operating Services Agreement dated April 1, 1998 (the "Agreement") by and between the CornerCap Balanced Fund of the CornerCap Group of Funds, a Massachusetts business trust (the "Fund"), and CornerCap Investment Counsel, Inc., a Georgia corporation (hereinafter referred to as "Manager") is made and entered into as of the 24th day of July, 1998.

     In consideration of the premises and the mutual covenants hereinafter contained, the Fund and Manager agree to amend the Agreement as follows:

     1.   AMENDMENTS REGARDING DISTRIBUTION AND/OR UNDERWRITING
SERVICES

          (a) Section 1(a) of the Agreement is hereby amended by deleting provision 1(a)(5) in its entirety.

          (b) Section 1(b) of the Agreement is hereby amended by the addition of the following new Section 1(b)(5) and the renumbering of the current Section 1(b)(5) as indicated:

               (5)  Distribution and/or underwriting services;

               (6) Any other extraordinary expense of the Fund or Portfolio.

     2. IMPACT OF AMENDMENTS ON MANAGER. None of the amendments of the Agreement herein are intended to restrict in any manner the Manager's ability to use its own funds for the purposes of distribution and or underwriting services for the Fund.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

                              CORNERCAP BALANCED FUND



ATTEST: ___________________   By:______________________
        _____________,_____      _____________,________

                              CORNERCAP INVESTMENT COUNSEL



ATTEST: ____________________  By:______________________

        _______,____________     ______________,_______